ARCHULETA COUNTY AIRPORT - STEVENS FIELD

                       FIXED BASE OPERATOR (FBO) AGREEMENT
                                 AND HANGAR LEASE

     THIS FBO AGREEMENT AND HANGAR LEASE (the "Agreement"), is entered into as of this 16th, day of October, 2002, by and between:

     The BOARD OF COUNTY COMMISSIONERS OF ARCHULETA COUNTY, COLORADO, whose principal address is PO Box 1507, Pagosa Springs, Colorado, 81147, and its successors and assigns (the "Board"); and

     ENERGY & ENGINE TECHNOLOGY CORPORATION, whose principal address is 5308 West Plano Parkway, Plano, Texas 75093 (the "Operator"), or its nominee.

                                    RECITALS:

     The Board currently owns and operates an airport known as the ARCHULETA COUNTY AIRPORT- STEVENS FIELD, located in Archuleta County, Colorado (the "Airport"). The Airport is a public airfield used for General Aviation Activities and Board believes that it would be beneficial to the public and users of the Airport and its facilities if certain fixed base operation services are provided on the Airport premises.

     The Board has the right and the obligation to regulate commercial and aeronautical activities on the Airport under the laws of the State of Colorado and the United States and under the regulations promulgated by the Federal Aviation Administration, and therefore cannot grant exclusive rights to any person or business entity.

     The Operator is, among other things, in the business of offering aviation services to the public and desires to be designated as a Fixed Base Operator (FBO) located on the Archuleta County Airport - Stevens Field.

     The Operator, for its part, desires to be granted those rights, privileges and uses as described in this Agreement to carry out its business as a Fixed Base Operation and to lease and occupy that certain premises known as Nick's Hangar, a description of which is attached hereto as Exhibit A (the "Leased Premises").

     NOW THEREFORE, for and in consideration of the mutual promises and covenants contained in this Agreement, Board and Operator agree to be bound by the terms of this Agreement as stated below.

                                  AGREEMENT

     SECTION 1 TERM PREVIOUS AGREEMENT AND ACCEPTANCE.
     -------------------------------------------------

     1.01  Term.  The term of this Agreement shall be for a period of ten
(10) years, commencing on the Effective Date, as defined in Section 1.03 hereof, and ending on the 10th anniversary of the Effective Date ("Initial Term") unless earlier terminated under the provisions contained in this Agreement or any applicable terms as contained in any other agreements that Operator may have with Board. In the event that Operator is not otherwise in default under the terms of this Agreement, Operator shall have the right to renew this agreement for an additional ten (10) year period upon receipt by Board of written notice from Operator at least 90 days prior to the expiration of the Initial Term. If Operator gives notice as required herein

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to Board of Operator's intent to renew this Agreement, then the subsequent ten year term shall continue upon the same terms and conditions as contained herein ("Renewal Period"), except that the rental amount shall be as determined by the terms set forth in Section 2A. In the event that Operator fails to provide proper notice to Board at least 90 days prior to the expiration of the Initial Term then the terms and conditions of this Agreement shall cease to be effective as of __________, 2012. At the end of the term of this Agreement (or renewal term, if this Agreement is renewed), the Operator shall have a right of first refusal in the event that the Board seeks to enter into a Fixed Base Operator Agreement and Hangar Lease with any third party, or any other arrangement to provide a Fixed Base of Operation with a third party at the Airport, and the Board shall provide Operator with twenty (20) days prior written notice of any attempt to enter into such an arrangement with a third party, and Operator shall have the right to enter into such arrangement upon the same terms as offered to such third party, by so notifying the Board in writing within 10 business days of receipt of such notice from the Board. In the event that Operator does not provide the Board with timely notice of its intent to exercise its right of first refusal, Operator's rights as described herein shall terminate and Board shall be entitled to enter into any agreements with third parties to provide Fixed Base Operations and/or a lease of the premises described herein free from the terms of the right of first refusal.

     1.02 Holding Over. If this Agreement is not extended and Operator remains in possession of the premises after expiration of this Agreement without any written renewal, Operator agrees that it will continue to be bound by its obligations in this Agreement for an additional 120 days after the expiration of this Agreement, provided, however, that Board may terminate such month-to-month tenancy at any time during such 120 period, according to any applicable Colorado state law.

     1.03 Effective Date. This Agreement shall become effective (30) days after Board has had possession of the Leased Premises delivered to it and Board had provided written notice, and proof acceptable to Operator (an opinion of counsel for the Board to such effect shall constitute acceptable proof) that Board may legally deliver possession of the Leased Premises to Operator ("Effective Date"). In the event that Board is unable to deliver possession of the Leased Premises to Operator on or before March 31. 2003, this Agreement shall cease and terminate and the parties shall have no further rights or obligations hereunder. Upon the Effective Date, this Agreement shall be the only FBO agreement presently in existence between the parties. Coincident with the Effective Date of this Agreement, all prior FBO agreements with Operator, oral or written, shall cease and terminate without any further action on the part of either party hereto.

     Operator shall have the right to cancel this Agreement upon 60 days prior written notice on or before March 31, 2003 if the Effective Date has not occurred.

     SECTION 2. RIGHTS AND OBLIGATIONS OF OPERATOR
     ---------------------------------------------

     The following Services shall or may be provided by the Operator, on a nonexclusive basis, to the public and users of the Airport. Operator further expressly warrants that it will perform the following services in a professional, friendly, and courteous manner.


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     2.01  Required Services.  The Board authorizes Operator and Operator agrees to provide the following services, 365 days per year during normal business hours. Operator expressly warrants that it has the capabilities and will also expressly warrant that it will perform the Services in accordance with any applicable laws, licensing requirements, and regulations of any governmental agency, including, but not limited to, the Federal Aviation Administration, the U.S. Environmental Protection Agency and the U.S. Occupational Safety and Health Agency, any applicable agency of the State of Colorado, ordinances and codes of Archuleta County, regulations and policies of the Airport, and the Standards as stated in this Agreement. Operator further acknowledges that it is solely responsible for determining and ensuring its Services and personnel comply with these requirements.

     a. Ground Guidance: Operator, using its own personnel and equipment, shall provide first class ground handling and guidance of transient aircraft, as needed and as personnel are available, including "Follow Me" service when necessary for large aircraft or unfamiliar pilots require such. Operator shall direct aircraft to assure that aircraft are not parked wholly or partially upon the Aircraft Operating Area ("AOA") of the Airport.

     b. Fueling of Aircraft: Operator shall have the right to sell and deliver, and to provide aviation fuel and lubricants to all owners and operators of aircraft based at or using the airport. During the term of this Agreement, any and all other operators on the Airport shall be required to meet the same requirements set forth herein with respect to environmental standards and aircraft fueling.

     c. Apron Servicing: Operator shall provide Apron servicing of, and assistance to, aircraft, including itinerant parking, storage and tie-down service, for both based and itinerant aircraft on or within facilities leased to Operator or on aircraft parking areas designated by Board and as set forth in Exhibit A to this Agreement.

     d. Pilot Facilities: Operator shall supply lounge, cleaning and maintenance of restrooms (supplied by the Board), passenger and pilot facilities, rest area with existing TV and other commercially reasonable and appropriate amenities. All interior furnishings shall be of commercially reasonable and good quality and in good repair with no damage to upholstery, other than normal wear and tear.

     e. Telephone and Flight Planning Facilities: Operator shall provide and be responsible for an interior public telephone and facilities for flight planning. Operator agrees to post local information useful to pilots concerning area hazards, approaches and departures and any information Board or the FAA desires to disseminate to aircraft operators.

     f. Unicom: Operator shall be licensed to operate, and shall operate, an aeronautical advisory service ground station (commonly referred to as a "UNICOM").

     g. Pilot Supplies: Operator shall sell sectional and W.A.C. aviation maps covering the territory within approximately three hundred miles of the Airport, and other pilot supplies generally used by pilots for planning and conducting of aerial flight.



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     2.02  Authorized Services. In addition to the services required to be provided by Operator pursuant to Section 2.01 above, Operator is authorized, but not required, to provide, the following Services and to engage in the following activities:

     a. Aircraft Maintenance: Specialized and normal aircraft installation or repair services (avionics, propellers, instruments, accessories, engines, modifications, etc.).

     b. Flight Services: Flight services, including but not limited to, aircraft charter, air taxi operations, aerial sight-seeing, aerial advertising, aerial photography, pipeline patrol, air ambulance and other services normally provided by fixed based operators.

     c. Aircraft Rentals: Provision of aircraft for lease/rental by FAA certified pilots.

     d.  Aircraft Sales: The sale of new or used aircraft.

     e. Flight Instruction: Flight training and rental aircraft for FAA pilot ratings.

     f. Ramp Service: Ramp service at the main terminal or other Airport locations, including into-plane delivery of aircraft fuel, lubricants and other related aviation products; and providing of ramp equipment, aircraft cleaning and other services for persons or firms.

     g. Catering: Of food and beverages for aircraft and concierge services.

     h. Heating & De-icing: Operator shall make available Airframe de-icing service and may make available engine preheat service.

     i. Oxygen and other Gases: Operator shall supply gaseous Oxygen (suitable for human use) and nitrogen service.

     j. Engine Starting: Operator shall provide aircraft engine starting with external ground power equipment suitable for use with 12 and 28 Volt aircraft systems.

     k. Rental Vehicles: Transportation and Rental Vehicles: Operator shall be permitted to provide a courtesy vehicle to its customers at no charge. Operator shall use its best efforts to have one or more rental vehicles available at the Airport during peak travel times. In the event it becomes a financial burden to continue the rental vehicle business, Operator agrees to provide Board justified documented evidence of the financial burden that is accepted by Board and 30 days advance notice of its intent to discontinue this service. Operator presently manages a vehicle rental service for a franchise owner who is not obligated to furnish a 30-day notice of termination of service. In the event that the franchise owner terminates the service. Operator will not be held in default, provided that the Board is given a copy of the written notice of termination of service from the franchise owner. In any event, the Operator will make a diligent effort to replace the terminated service.

     2.03 Operating Standards. It is of primary importance that Operator provide a full range of aviation services of high quality to both resident and transient aviation users of the Airport commensurate with the standards

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of the industry. Operator agrees that, as an express condition of the Board entering into this Agreement, Operator shall meet or exceed the following Standards in providing the Services permitted under this Agreement.

     a. Equipment: In addition to the obligations referred to elsewhere in this Agreement, Operator agrees to furnish, at its own expense, ground service equipment suitable for the various types of general aviation aircraft reasonably expected at the Airport.

     b. Employees: Operator shall provide at its sole expense, a sufficient number of employees to reasonably provide effectively and efficiently the services required or authorized in this Agreement.
Operator shall control the conduct. demeanor and appearance of its employees, who shall be trained by Operator and who shall possess any necessary licenses, certificates, qualifications or meet any other statutorily mandated standards and or training as may be required by any Federal, State or local agency law, rule or regulation in carrying out such duties. It shall be the responsibility of Operator to maintain close supervision over its employees to assure a high standard o1 service to customers of Operator.

     c.  Line Service Personnel - Training:  All line	service personnel
shall have undergone all training and testing/licensing requirements of all federal, state and local regulatory authorities having jurisdiction with respect thereto.

     d. Operating Hours: Operator shall be open for business from 8 00 a.m. to 5:00 p.m., seven days a week, at a minimum, 365 days a year, except for the period of June 15 through September 1, where the Operator shall be open for business form 8:00 am. to 5:00 p.m. Sunday through Thursday, and 8:00 a.m. to 7:00 p.m., Friday and Saturday. Any changes reducing the minimum hours of operation must have prior written approval of the Board. On-call fuel service shall be available 24 hours a day per the Operator's customary notice requirements. Hours of operation shall be reviewed annually by Operator and Board with appropriate adjustments made as reasonably required to handle traffic at the Airport.

     e. Aviation Fuel - Handling and Storage: Subject to supply interruptions beyond its control, Operator shall have available and provide for the sale of aircraft fuel, including Jet A and 100LL AvGas. Operator shall maintain the aviation Fuel Farm, provide sufficient mobile refueling trucks and personnel adequately trained in aircraft fueling and fuel handling safety procedures. The aviation fuel trucks and fuel facilities, equipment and other facilities/areas (if any) shall be operated and maintained by the Operator in full compliance with any EPA, Federal, State, Fire District, and Board rules and regulations.

     All costs of containing or clean-up of any fuel spillage, which is caused by Operator, its employees, agents or representatives, shall be the responsibility of Operator. Any fines, judgments or clean-up costs mandated by the United States Environmental Protection Agency or any other agency having legal jurisdiction, levied against Board, due to a spillage caused by Operator, its employees, agents or representatives, shall be borne entirely by Operator, to the extent of its responsibility. Operator shall indemnify and hold Board harmless for any fine or clean up costs that Board may be required to pay on account of Operator failing to meet its obligations under this Section Operator reserves all rights to bring claims, cross-claims, setoffs or counter-claims against the Board or any other third-party who may be contributorily negligent in the event of any fuel spill.
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     Operator shall be responsible for all maintenance and upkeep of any part of the Fuel Farm facility owned by Operator, or under its control, including the containment areas (to the extent it is controlling such containment areas), and shall, at its sole cost and expense, make any and all modifications, additions and/or alterations necessary to Operator's property, including the containment areas (to the extent owned and controlled by it), to meet the requirements or regulations of any government agency having jurisdiction over it. Prior to making any such modifications, additions and/or alterations, Operator shall present its plan to Board for any such changes and obtain its written approval.

     To the extent of any portion of the Fuel Farm owned by it, and under its control, including the containment areas, Operator shall bear sole responsibility for meeting all environmental rules, regulations and laws promulgated by the United States Environmental Protection Agency, including, but not limited to, 40 CFR Parts 280 & 281, as amended, or any other laws, rules, or regulations promulgated by any lawful successor to said agency having the responsibility for regulating bulk fuel storage facilities. Operator shall provide, at its sole cost and expense, any insurance or evidence of financial responsibility, in sufficient amounts, as may be required by any agency having jurisdiction including the Board. Evidence of insurance shall be supplied as stated in Section 7.02 below.

     Operator shall be responsible, at its sole cost and expense, for meeting all lawful requirements for tank testing, leak detection, electronic monitoring and environmental remediation, for any and all contamination caused by the leakage or spillage of aviation fuel, whether such contamination shall occur on the ground surface or underground on Operator's fuel storage facility. Operator shall provide the results of any inspection/testing required with respect thereto by any regulatory agency of competent jurisdiction or otherwise as required by any applicable law.

     Notwithstanding anything to the contrary in this paragraph e., Operator shall have no liability or responsibility whatsoever for any environmental damage caused by leaks, spills, etc. arising out of the Fuel Farm and/or containment area which occurred prior to its date of commencement of operation thereof.

     f. Storm Water and De-icing Fluid Recovery. Operator agrees to comply with and cooperate in any de-icing fluid recovery program as may be instituted upon the Airport in areas used by Operator hereunder. Operator also agrees to be bound by any terms, conditions and/or requirements imposed by any competent government agency issuing any permit to Board for the discharge of waste water or storm water, and will comply with the requirements of the Airport's Storm Water Management Plan as existing or as may be amended from time to time, provided, however, that Operator shall not be required to expend any material cost in installation of facilities or equipment to so comply which shall be the responsibility of the Board.

     g. Spillage Containment. Operator covenants to procure, and at all times retain on hand, adequate supplies of inert absorbent materials and appropriate EPA approved containers with which to contain any fuel or other hazardous waste or toxic materials spilled upon aircraft ramps, from its fueling trucks and other spills caused by it. Additionally, Operator covenants to contain any such material(s) which are found or leak or are spilled upon its leasehold or into the adjacent waterways, if emanating from its leasehold, and to dispose of all materials so utilized for cleanup in a lawful and environmentally safe manner. Operator also agrees to report

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to Board any spillage of aviation fuel or any other hazardous substance. Any fines, judgments, or clean-up costs mandated by the United States
Environmental Protection Agency or other Government agency having jurisdiction, levied against Board with respect to the subject matter of this paragraph, due to the negligence of Operator, shall be borne entirely by Operator.

     h. Signs. Operator agrees that no signs, logos, or advertising displays shall be painted on or erected in any manner upon the Airport premises without the prior written approval of the Board (which may not be unreasonably withheld or delayed). Signs identifying the Operator shall conform to the reasonable standards established by Board, with respect to type, size, design, condition and location.

     i. Aviation Events. Operator shall obtain prior written approval of Board (which shall not be unreasonably withheld or delayed) for the sponsorship of any event which would have a major impact on airport operations.

     j. Undue Hazard. Operator may not engage in any operation, storage, or service other than those specifically permitted or required herein, which is hazardous to the Leased Premises or the health and safety of any person.

     k. Licenses and Permits. In the use and occupation of the Leased Premises and the conduct of its business thereon, Operator, at its sole cost and expense, shall be responsible for obtaining and keeping in effect any required licenses and permits required in connection with Operator's use of the Leased Premises and shall, in its use of the Leased Premises, promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officers. Such shall not include the obligation to alter or upgrade the Leased Premises but rather shall be construed as a limitation on Operator's activities within the Leased Premises. Operator shall not cause or allow any nuisance on the Leased Premises. Board shall not cause or allow any nuisance on any portion of the Leased Premises.

     SECTION 2A. CREATION OF LEASEHOLD AND RENT.
     -------------------------------------------

     This Agreement also serves to create a leasehold in the Leased Premises for the term hereof. During the initial five year term of this Agreement, Operator shall pay $9,600.00 per year as rent for the Leased Premises, payable $600.00 per month in advance for November-April and $1000.00 per month in advance for May through October. Commencing with the sixth year of this Agreement, on the anniversary date of execution of this Agreement, the annual rental payment shall be automatically increased by eighteen percent (18%), and shall be increased by eighteen percent (18%) in each subsequent year until the end of the first ten year term, provided, however, that such rental amount shall not exceed $22,000.00 in any year during the first ten year term, including any and all CPI increases. All such rental payments shall be due and payable on the ____ day of each month during the term of this Agreement to the Board or its assigns at P.O. Box 1507, Pagosa Springs,
CO, 81147.	On and after ___________, 2003, and annually thereafter, the rental rate shall be adjusted based upon the total net percentage increase or decrease in the Consumer Price Index (CPI) for the Denver area during the prior year, or such other measure which may replace the CPI as published by

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the United States Department of Commerce. For purposes of determining the rental amount for the Renewal Period, ninety days prior to the end of the initial term, Board shall select an Appraiser and Operator shall select an Appraiser to provide information from other airports in Colorado with regard to reasonable rental rates for similar size and type facilities as the Leased Premises. The Appraisers shall, within thirty days, obtain such information from at least three other similar airports, of similar size and having similar facilities as Stevens Field; if the two Appraisers agree on a rental amount for the Renewal Term, they shall jointly issue a report to the Board and the Operator of such rental amount which shall be the rental amount for the Renewal Term. If the Appraisers cannot agree on the rental amount for the Renewal Term, they shall issue separate reports of such amount to Board and Operator and if the rental amounts contained in such reports are within ten percent (10%), Board and Operator agree that they shall take the average of the two reports, which amount shall then be the rental amount for the Renewal
Term.	If the reports reflect a difference of more than ten percent (10%), the
Board and the Operator shall direct the Appraisers to	select a third appraiser
who shall review the information of the two Appraisers and any independent information such Appraiser deems necessary and the third Appraiser shall issue a report of the reasonable rental amount for the Leased Premises for the Renewal Term and the parties shall agree on such amount as the rental amount for the Renewal Term; provided, however, that if the rental amount determined by the third Appraiser is ten percent higher or lower than the amounts determined by the parties' Appraisers, an average of the three rental amounts shall be used to arrive at the rental amount for the Renewal Term. Each party shall pay the fees and other costs of the appraiser appointed by that party, and the fees and other costs of the third appraiser shall be shared equally by both parties. CPI adjustments as described above shall apply each year of the Renewal Term.

     Notwithstanding any other terms to the contrary, in the event that the Board is required to relocate the Leased Premises as set forth in Section
3.02 below, then within ninety days of the Operator taking possession of the new premises, Board and Operator shall each appoint an Appraiser and utilize the procedure described above in order to determine whether the rental amount hereunder should be increased to reflect the added value of the new premises. In the event that the Appraisers determine that the fair market rental value of the new premises is greater than the fair market rental amount then currently being charged to Operator (provided, however, that the rent charged to Operator shall not be increased in the first five years of this Agreement due to the terms of this Paragraph), then the rental amount shall be increased by the percentage difference between the old fair market rental amount and the fair market rental amount for the new premises and such new rental amount shall take effect on the _______ day of the sixth month that the Operator occupies the new premises and shall be the rental amount for the remainder of the Initial Term or the Renewal Term, as the case may be, subject to appropriate CPI adjustments.

     SECTION 2B. LEASE COVENANTS.
     ----------------------------

     a. Maintenance. Board shall maintain and repair the exterior of the Leased Premises, including, but not limited to, walls, roof, aircraft door, exterior doors, gutters, canopies, windows, exterior utilities, concrete floors, insulation, hangar electrical, plumbing and heating systems and all structural components. Operator shall be responsible for repair of any damage caused by it. Operator shall maintain and repair the interior elements of the Leased Premises including but not limited to interior walls

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and partitions, and office electrical, lighting, plumbing and heating systems and any other items constituting leasehold improvements. To the extent the Board does not make any repair within 5 days of written notice of the need for repair by Operator, then Operator may make the repair and offset the reasonable cost thereof against any amounts due the Board hereunder.

     b. Use of Premises. Operator shall have the following rights and privileges, subject to full compliance with applicable Archuleta County Regulations and Colorado Law, and all applicable FAA rules and regulations:

     1. To maintain and operate shops in or upon the Leased Premises for the purpose of providing full or limited repair, maintenance or overhauling of aircraft or aircraft components, including storage and sale of aircraft parts and accessories.

     2.  To provide short or long term storage for aircraft.

     3. To develop and manufacture for sale aircraft and/or engine modification systems.

     4. Upon approval of the Board, which may not be unreasonably withheld or delayed, to sublet to aviation-oriented persons and/or companies in support of current businesses in the facility. Such subleases must contain a notification to and agreement by suboperators that should this lease be terminated for any reason whatsoever, the sublease will terminate simultaneously and that the suboperators will promptly vacate the premises.

     5. Upon approval by the Board, which approval shall not be unreasonably withheld or delayed, for such approval, to modify the interior of the facility as required to maintain and promote Operator's business.

     c. Peaceful Possession. As long as Operator is not in default under the Agreement, it shall have the right to peaceably and quietly occupy and enjoy the Leased Premises subject to the terms hereof.

     d. Maintenance of Facility. Operator agrees to keep the premises in a clean, neat, safe and orderly manner; free and clear of waste, rubbish and debris, and to return the Leased Premises in as good condition as when leased, reasonable wear and tear excepted.

     e. Utilities. Utilities in the Leased Premises (not including outside areas which remain the purview of the Board) are the sole responsibility of Operator.

     f. Other Business. Operator shall not engage in any other business in or upon the Leased Premises, other than is permitted hereunder without the Board's prior written consent.

     g. Alteration or Modification. Operator, at its sole cost and expense, shall have the right upon receipt of Board's consent (which consent shall not be unreasonably withheld, conditioned or delayed and shall be provided to Operator within five (5) days of receipt by Board of the request therefor) to make Alterations to the Leased Premises in accordance with this Section which are normal for the permitted uses, including, without limitation, Alterations which require a Building Premises permit under any applicable local, state, or federal building codes.

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     All Alterations which require Board's consent shall be constructed pursuant to plans and specifications approved by Board and all Alterations shall be installed at Operator's sole cost and expense in compliance with all applicable laws and covenants, conditions and restrictions of record, except as otherwise specified herein. The work shall be done in a good and workmanlike manner conforming in quality and design with the Leased Premises existing as of the Effective Date. All Alterations made by or for Operator, whether temporary or permanent in character, made either by Board or Operator, shall be Operator's property until the expiration of this Agreement (which Operator shall insure and have the right to depreciate).

     Upon the expiration of the Term or earlier termination of the Agreement, Operator shall surrender possession of the Leased Premises to Board in substantially the same condition existing as of the Effective Date, ordinary wear and tear excepted; provided, however that Operator shall have the right, but not the obligation, to remove from the Leased Premises Operator's Personal Property, and in the event Operator shall elect to remove all or any portion of the Operator's Personal Property, Operator shall repair all material damage to the Leased Premises caused by such removal (except normal wear and tear). Except as expressly provided elsewhere in this Agreement, all of Operator's Personal Property (including without limitation, trade fixtures) shall be completely removed by Operator upon the expiration of the Term. Any damage occasioned to the Leased Premises by the removal shall be repaired by the Operator. This shall include, but not be limited to, finish drywall repairs or replacement to any walls left without finish drywall surface after Personal Property Removal, as well as floor covering for bare floor areas, consistent in appearance and quality with adjacent floor coverings, to the extent such areas originally contained drywall, wall or floor covering to the same type and quality of the original. Provided further, however, that any of Operator's Personal Property not so removed shall, at the option of Board, automatically become the property of Board. Thereafter, Board may retain or dispose of in any manner the Operator's Personal Property not so removed, consistent with applicable federal, Colorado or local law. Notwithstanding the foregoing, any Alterations that are permanently attached to or affixed to the Leased Premises or real property shall become the property of Board upon the expiration of the Term or earlier termination of the Agreement.

     h. Maintenance of Operator's Personal Property and Structures. Operator shall maintain in workmanlike repair and condition, any structures or personal property erected in or on the Leased Premises.

     i. Flammable Materials. Operator agrees not to store any bulk flammable materials within the Leased Premises nor to allow any person to store such materials, except for fuels in a hangared aircraft. Operator may store flammable fluids such as used by Operator only in quantities appropriate to its use of same.

     j. Right of Inspection. Upon 48 hours advance written notice to Operator, Board may enter the Leased Premises during reasonable hours accompanied by a representative of Operator for any purposes permitted hereunder; provided, however, that (a) in the case of an emergency, no prior notice of Board's entry will be required, nor will Board be required to be accompanied by a representative of Operator to the extent that either or both of such requirements would be reasonably impractical to satisfy, but, in any such event, Board shall notify Operator of any such entry no later than 24 hours after the occurrence of same, and (b) in no event (including without limitation, any emergency) may Board enter any area

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within the Premises reasonably designated by Operator as a secured area
(collectively, "Secured Areas"). The above rights are subject to reasonable security regulations of Operator, to limitations that such inspections may not have a material adverse effect on Operator's business and to the requirement that Board shall at all times act in a manner to cause the least possible interference to Operator's business.

     k. Removal of Personal Property. Operator shall be permitted, upon termination of this Agreement, to remove all of its personal property from the Leased Premises.

     1. Further Improvement. The Board reserves the right to further develop or improve the Leased Premises as it sees fit, so long as the making of such improvements does not interfere with Operator's business in any material respect.

     m. Security. Operator may provide for any method of security that it deems necessary and reasonable for the operation of the FBO. In the event that Board or any federal or state agency or office requires that security screening devices be utilized at Stevens Field, Operator shall not be responsible for the cost of such screening devices or responsible for such screening.

     SECTION 3. BOARD'S OBLIGATIONS AND RESERVED RIGHTS OF BOARD.
     ------------------------------------------------------------

     3.01 Non-Exclusive Right. This Agreement does not grant to Operator the exclusive right to provide any or all of the services described in this Article at any time during the term of this Agreement. Board reserves the right, at its sole discretion, to grant to other qualified parties certain rights and privileges upon the Airport which are identical in part or in whole to those granted to Operator, on terms no more favorable than those afforded to Operator. Nothing in this Agreement shall operate to prevent an aircraft owner from providing any services to their own aircraft, including the right to provide their own fuel, or perform maintenance on their own aircraft, subject to Board's regulations and standards governing such activities.

     3.02 Maintenance, Repairs, Additions. Board has the sole and absolute discretion to perform any maintenance, repairs and additions to any areas of the Airport as it sees fit at the time and places it deems necessary or desirable. Board shall attempt to ameliorate any adverse impact to Operator's business if such actions can be accomplished without adversely impacting the cost or schedule of the maintenance or repairs. However, nothing in this section shall give the Operator any right to recover lost revenues or profits caused by or on account of Board's maintenance, repairs or additions to the Airport, unless the Board was negligent in its activities with respect thereto, or except as otherwise provided under federal, state or local law and regulation and except with respect to the potential movement of Operator's operations as provided below in this paragraph. Board and Operator acknowledge that the FAA is in the process of a two-year long Airport runway repair and expansion project. To the extent that the FAA attempts or is successful in requiring Operator to move its operations and/or hangar due to condemnation proceedings or otherwise, Board (for itself and as the representative agency in the State of Colorado) covenants to provide an alternate suitable location (including improvements, construction of a new Fuel Farm and fixtures) for Operator's business and activities as described herein and any such relocation shall be performed per 49 C.F.R. 24, "Uniform

                                    72

Relocation and Real Property Assistance Act" ("Act") including, but not limited to, construction of equivalent facilities, moving costs and lost revenues, as may be permitted under the Act and as otherwise necessitated for the Board to provide an alternate suitable (commercially reasonable) location and facilities and Fuel Farm to the Leased Premises, provided, however, that Board shall not be responsible for lost revenues of Operator. The Board agrees to act with all due haste in any relocation efforts. The Board also agrees that it shall be fully responsible for movement of the containment area, reconstruction thereof and cleanup of any environmental issues existing with respect to the former containment area, not otherwise the responsibility of the Operator as set forth in Section 2.03.e., and/or its removal. The Board acknowledges that if due to the relocation project, Operator is to be moved more than one time, the requirements of this paragraph must be fulfilled with respect to each and every move. Any new facility constructed hereunder shall have "3 phase" electricity.

     3.03 Aerial Approaches. Board reserves the right to take any action it considers necessary to protect the aerial approaches of the Airport against obstruction, together with the right to prevent Operator from erecting, or permitting to be erected, any Leased Premises or other structures on or adjacent to the Airport which, in the opinion of Board, would limit the usefulness of the Airport or constitute a hazard to aircraft.

     3.04 Snow Removal. Board shall provide snow removal for the Aircraft Operation Areas, Apron areas and other Airport Areas in the manner and priority as specified in Board's Snow Removal Plan. Board shall use its best efforts to provide snow removal in a timely manner, however, it shall not be responsible to Operator or to any other party for loss of business or flights due to snow accumulation or its failure to remove snow from any area, for whatever reason, including decisions as to the priority for snow removal from different areas.

     Board shall not be responsible for moving aircraft or vehicles to accomplish snow removal. Operator shall use its best efforts to cooperate in moving aircraft or vehicles to accommodate Board's snow removal efforts.

     Operator shall be responsible for removing all accumulations of snow and ice from walkways around the Leased Premises and structures located on the Leased Premises, parking areas, around parked vehicles and aircraft which could not be moved (and can be reasonably moved) and any other areas on the Leased Premises which cannot be readily served by the Board's snow removal equipment.

     3.05 Provision of Areas on Airport. Board agrees to provide areas on the Airport, at no charge, to Operator to maintain a Fuel Farm, a fuel dispensing truck parking area, and a rental vehicle parking area. Said areas will be determined and acceptable by both parties to be of adequate size for the designated uses.

     3.06	Application of Fees. Board agrees to apply fuel flow fees
equally to all FBOs at the Airport.

     SECTION 4 FEES AND CHARGES
     --------------------------

     4.01 Fees & Charges. In consideration of the rights and privileges granted by this Agreement, Operator agrees to pay to Board during the period of this Agreement the following:

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     a.  Fuel Flowage Fees.  Operator shall collect a Fuel Flowage Fee of
$.05 per gallon and pay to Board such Fuel Flowage Fee for all aviation fuels sold by Operator, including fuels used by Operator in its own aviation operations. Board reserves the right to increase the Fuel Flowage Fee, as reasonable, upon sixty days written notice to Operator and thereafter Operator shall collect the increased Fuel Flowage Fee. Operator shall remit all fuel flowage fees due to the Board by the 10th of the following month in which they were collected. Operator will furthermore deliver to Board evidence of fuel deliveries received and sales made for auditing purposes and as required for State reporting purposes, by the 10th of each following month after such fuel deliveries were received and sales made.

     b. Aircraft Parking Fees. Operator shall also collect all overnight and monthly parking fees according to schedules that are set by Board, and/or as may be modified by Board from time to time, and Operator shall pay to Board Seventy percent (70%) of the Aircraft Parking fees collected by the 10th of the month following collection, along with written evidence of Aircraft Parking Fees for auditing purposes. In the event that Board initiates other fees to be collected for use of Board property, the Operator and the Board will negotiate an addendum to this Agreement for the collection of such fees.

     4.02 Delinquency Charge. A delinquency charge of one and one half per cent (1 1/2%) per month of the amount due shall be added to any payments or fees required in this Agreement which are rendered more than ten (10) business days after such payments are due.

     4.03 Place of Payment. All payments due Board from Operator shall be paid by check or wire transfer and delivered to the place designated in writing by Board from time to time. The initial place of payment is the Board's address listed on the first page hereof.

     4.04 Records. Operator shall provide and maintain accurate records of retail fuel sales, aircraft overnight and monthly parking fees and other fees collected (if applicable) derived under this Agreement for a period of three (3) years from the date the record is made. Not more than once per calendar quarter, Board, or its duly authorized representatives such as a firm of public accountants, shall have the right, at all reasonable times during normal business hours, to inspect and audit fuel sales and parking fee records of Operator, and to verify Operator's fuel sales and parking fees collected. The cost of the audit shall be borne by Board unless the audit reflects a discrepancy of more than five percent (5%) in the reported fuel sales or parking fees collected. If the discrepancy reflects under reporting on the part of the Operator of five percent (5%) or more, then Operator shall be responsible for the commercially reasonable cost (based upon the cost of similar audits in the area) of the audit and the payment to Board of any unpaid fees.

     SECTION 5 CANCELLATION AND TERMINATION
     --------------------------------------

     5.01. Events of Default. Any of the following shall constitute an "Event of Default" by Operator:

     a. Operator fails to make due and punctual payment of any rents, fees or charges payable hereunder within 10 days after it is due.

     b. Operator shall fail to keep, perform or observe any term, covenant or condition of this Agreement, other than those covered by paragraph a. of this Section; and

          1.  Board shall give Operator written notice of such failure; and

          2.  Operator:

          (i). Does not cure the failure within 30 days of the effective date of such notice; or

          (ii). Does not present a plan for the cure of the failure which is mutually accepted by Board and Operator within 30 days of the effective date of such notice; or

          (iii). Thereafter fails to pursue, and complete, the curing or removal of such default within the time period specified in 5.01. b. (3)
(ii) above, or such other time period as may be mutually agreed upon between Operator and Board.

     c. The filing of any petition, proceeding or action by, for, or against the Operator under any insolvency, bankruptcy or reorganization, which is not dismissed within 90 days of filing.

     d. Operator is prohibited by lawful authority from using the Airport for a period exceeding 60 days because of an unsafe operating condition existing at the Airport or in the surrounding airspace and the prohibition resulted solely from acts or failure to act of Operator.

     e. Operator voluntarily abandons the conduct of the fixed base operations business at the Airport for a period of more than 10 business days.

     5.02  Termination by Board:

     a. Upon or after the occurrence of any particular Event of Default (and any time periods for notice have run), and the failure to cure such Events of Default as provided herein, Board may terminate all of the Operator's rights under this Agreement and such termination shall have the effect of terminating the Operator's interest in the Leased Premises as well as the Operator's rights to operate the Fixed Base Operation on the Leased Premises. In such event Board shall be entitled to recover from Operator all damages incurred by Board by reason of Operator's default including, but not limited to, the cost of recovering possession of the Premises; expenses of re-letting, including necessary renovation and alteration of the Premises; reasonable attorneys' fees; that portion of any leasing commission paid by Board and applicable to the unexpired term of this Agreement; and the worth at the time of award of the unpaid rent and other charges and adjustments which had been earned at the time of termination and the worth at the time of award of the amount by which the unpaid rent and other charges and adjustments which would have been earned after termination until the time of award to the extent it exceeds the amount of such rental loss that the Operator proves could have been reasonably avoided. The "worth at the time of award" shall be determined by discounting such amount at 1% more than the discount rate of the Federal Reserve Bank in Denver in effect at the time of the award. Except as permitted by this Section 5.02, Board shall have no rights to terminate this Agreement.

     b. Right of Entry. In the event of any default by Operator not cured as provided herein, Board shall also have the right, with or without terminating this Agreement, to enter the Leased Premises and remove all persons and personal property from the Leased Premises, such property being removed and stored in a public warehouse or elsewhere at Operator's sole cost and expense. No removal by Board of any persons or property in the Premises shall constitute an election to terminate this Agreement. Such an election to terminate may only be made by Board in writing. Board's right of entry shall include the right to remodel the Premises and re-let the Premises. All reasonable costs incurred in such entry and re-letting shall be paid by Operator. Rents collected by Board from any other Operator who occupies the Leased Premises shall be offset against the amounts owed to Board by Operator. Operator shall be responsible for any amounts not recovered by Board from any other Operator. Any payments made by Operator shall be credited to the amounts owed by Operator in the sole order and discretion of Board, irrespective of any designation or request by Operator. No entry by Board shall prevent Board from later terminating this Agreement by written notice.

     5.03 Termination by Operator. Upon 30 days prior written notice (or sooner as otherwise stated herein), Operator may terminate this Agreement (i) as provided in under Section 8.02, or (ii) if the Board breaches its obligations under Section 3.02 hereof or if a court or governmental agency of competent jurisdiction issues a final order preventing Board from fulfilling its obligations hereunder or (iii) if the Board otherwise denies Operator of the right to quiet enjoyment of the Leased Premises or (iv) immediately if the Board conveys the Leased Premises or otherwise assigns this Agreement to a third party which does not comply with Section 7.03 hereof.

     5.04 Court Costs and Fees: The prevailing party in any action to interpret the terms of this Agreement or to enforce any of the rights, obligations, or conditions of this Agreement shall collect all reasonable costs and expenses incurred in such action, including, but not limited to, attorney's fees.

     SECTION 6 INSURANCE, NO LIABILITIES AND INDEMNIFICATION.
     --------------------------------------------------------

     6.01  Indemnity of Board for Damage, Injury or Death.

     a. Operator shall protect, defend, indemnify and hold County of Archuleta and its Commissioners, agents and employees, harmless from and against any and all liabilities, losses, suits, claims, judgments, fines or demands arising by reason of injury or death of any person or damage to any property, including any injury or loss of third parties, including all reasonable costs for investigation and defense thereof (including but not limited to attorney fees, court costs, and expert witness fees), of any nature whatsoever arising out of or incident to this Agreement and/or the acts or omissions of Operator and its officers, agents, employees, contractors, subcontractors, licensees, or invitees, regardless of where the injury, death, or damage may occur. However, except for Aircraft, this indemnity shall not apply where such injury, death or damage is the result of an intentional act or gross negligence of the entity or of the person or entity against whom recovery is claimed. Each party shall give the other reasonable notice of any such claims or actions. Operator and Board shall provide reasonable assistance and cooperation in defense of such claims. Aircraft, whether owned by, leased by or bailed to Operator are expressly subject to this Indemnity, except in case of loss due to the intentional act or gross negligence of Board. Board and Archuleta County shall indemnify and hold Operator harmless of any damages or claims which Operator may sustain as a result of an intentional act or gross negligence on the part of the Board with respect to fuel spills on the Leased Premises.

     b. Operator and Board shall each cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against the other in connection with any damage covered by any policy.

     c. Board and Operator have provided in this Agreement that both parties shall carry insurance adequate to cover claims covered by this Indemnity and that this insurance coverage shall provide adequate recovery for losses due to injury, death and property damage.

     d. The provisions of this Section shall survive the expiration or early termination of this Agreement and both parties' obligations hereunder shall remain effective notwithstanding such termination or expiration with respect to any loss, injury or damage enumerated within this section for which each party has an obligation or indemnification, irrespective of whether the notice or claim is initiated prior to or subsequent to expiration of this Agreement or termination hereunder. Nothing herein shall be construed as extending or modifying the statute of limitations pertaining to such claim under applicable law.

     6.02 Insurance Requirements: Operator and Board shall have the following insurance obligations:

     a. Liability Insurance. Operator shall obtain and keep in full force a policy of comprehensive general liability and property damage insurance under which Operator is named as the insured and Board and the County of Archuleta are named as additional insured. The minimum limits of liability shall be a combined single limit with respect to each occurrence of not less than One Million Dollars ($1,000,000.00) and One Million Dollars ($1,000,000.00) aggregate. The policy shall, if such is available on a commercially reasonable basis, contain a cross liability endorsement and shall be primary coverage for Operator and Board for any liability arising out of Operator's and Operator's Agents' use, occupancy or maintenance of the Leased Premises.

     b. Personal Property Insurance. Operator shall be responsible for obtaining, at its own cost and expense, all personal property insurance for Operator's personal property located upon the Leased Premises.

     c. Real Property Insurance. Board shall maintain an "all risk" property policy in an amount not less than one hundred percent (100%) of the full replacement cost of the Leased Premises and to cover its environmental indemnification obligations hereunder.

     Operator shall secure and maintain for the entire term of this Agreement such insurance policies as will protect itself, the Board (with Board and the County of Archuleta named as additional insured to the extent permitted by law), and others as specified, from claims for bodily injuries, death, personal injury or property damage arising from its operations hereunder. Board shall also secure and maintain for the entire term of this Agreement such insurance policies, from companies licensed in the State of Colorado, as will protect itself and Operator, for all claims, etc. that can arise from its operation of the Airport, and shall require all others operating at the Airport to so also carry insurance. The insurance coverage required in this section is in addition to any other insurance or security that may be required under other provisions of this Agreement. The provisions, types and limits of coverage shall be amended from time to time to reflect the coverages and limits customarily provided by and deemed necessary by standards of the insurance industry for insured and additional named insured similar in size and business operations to Board and Operator. In no case however, shall the required coverages or limits be less than those required at the inception of this Agreement, except by mutual agreement of the parties.

     6.03 Certificates of Insurance: Operator shall provide Board, concurrently upon taking possession of the Leased Premises, and thereafter as Board may reasonably request, certificates issued by the insurance companies which are providing coverage required to be maintained by the Operator, which insurance companies are permitted to do business in the State of Colorado. These Certificates of Insurance shall contain at a minimum a provision that coverage afforded under the policies will not be canceled or materially altered unless at least 30 calendar days prior written notice by certified mail, return receipt requested (effective upon proper mailing), has been sent to Operator and Board.

     6.04  Board's Right to Insure.	If Operator fails to provide the
Certificates of Insurance or other adequate assurance of the coverages required under this Agreement, Board may procure such coverages and Operator shall be required to pay Board for the cost Board has incurred in obtaining such coverage. Operator understands and agrees that the cost to Board of obtaining such coverage will probably be much higher than the premiums that would be charged to Operator to obtain such coverage itself. This remedy of Board for this default by Operator is separate and independent of any other remedy available to Board under this Agreement and that Board may or may not choose to exercise its right to secure insurance.

    SECTION 7. ASSIGNMENT OR CHANGE OF CONTROL.
    -------------------------------------------

    Board has entered into this Agreement with the understanding that the Services to be provided under this Agreement are subject to the personal supervision and management of persons who are experienced in the business of Fixed Base Operations and duly qualified under any applicable governmental regulations. Therefore, Board reserves the right to review and approve any changes in control in Operator (i.e.: 51% or more of its equity interests are sold) to ensure that the public interest in availability of the Services is met. Accordingly, Board and Operator agree to the following limitations:

     7.01	Assignment. Operator shall not, at any time, assign, transfer, convey, sublet, mortgage, pledge, or encumber its interest under this Agreement to any party without prior written approval of Board, such approval not to be unreasonably withheld, except with respect to a financing by Operations for operation of the Fixed Base Operator. Any attempted assignment, transfer, or sub-letting in violation of the provisions hereof shall be null and void and a default hereunder. No assignment, transfer, conveyance, or sub-lease by Operator shall relieve Operator of its primary responsibility for payment and performance of all other obligations provided in this Agreement, without specific written consent by Board to such relief.

     7.02	Merger or Change of Control. Any transfer of 51% or more in
equity interest ownership of Operator (other than to an investor financing Operator's FBO operation, provided, however, that Operator shall maintain operational control and Operator shall provide documentation to Board to ensure that Operator maintains such control) must have prior written approval of the Board. Board may request assurances of the capability of the new owner to assume the responsibilities of the Operator hereunder, including, but not limited to, imposition of net worth covenants and demonstration of licenses required under governmental regulations.

     7.03 Change in Ownership of Airport. Operator acknowledges that there may be change in ownership of the Airport to another governmental or quasi-governmental entity controlled by the Board of Archuleta County, as may be deemed necessary by the Board of Archuleta County as the Airport Sponsor, or may be required as per Federal requirements and/or assurances made to the Federal Government; and Operator agrees to such change so long as the new Owner of the Airport agrees to be bound by the terms of this Agreement, and the County of Archuleta, as the Airport Sponsor, agrees that it shall not effect such change in ownership unless the proposed new Owner, agrees in writing, before transfer of title, to be bound by the terms of this Agreement.

     7.04 Bankruptcy. Section 7.01 shall not apply to any valid assumption or assignment of this Agreement by a trustee, or the Operator as a debtor in possession under any Section of the Bankruptcy Code. However, any such assumption or assignment shall include adequate assurance of future performance as provided by any Section of the Bankruptcy Code, including, but not be limited to the following assurances:

     a. Adequate assurance of the reliability of the proposed source for any payments due under this Agreement upon assumption or assignment of this Agreement;

     b. Adequate assurance that all other considerations due under this Agreement shall be forthcoming after the assumption or assignment of this Agreement;

     c. Adequate assurances that the experience, licenses and qualifications of the persons supervising the providing of the Services required hereunder are adequate to ensure compliance with all governmental regulations and requirements concerning such services.

     7.05 Consent by Board to any type of transfer provided for by this Article shall not in any way be construed to relieve Operator from obtaining further consent for any subsequent transfer or assignment of any nature whatsoever.

     SECTION 8. DAMAGE OR DESTRUCTION TO LEASED PREMISES
     ---------------------------------------------------

     8.01 Board's Obligation to Rebuild. If the Leased Premises is damaged or destroyed, Board shall promptly and diligently repair the Leased Premises unless it has the right to terminate this Agreement as provided in 8.02 below and it elects to so terminate.

     8.02 Right to Terminate. Board or Operator shall have the right to terminate this Agreement following damage to the extent of 50% or more of then present value of the Leased Premises or destruction of the Leased
Premises if any of the following occurs:	(i) the Leased Premises cannot,
with reasonable diligence, be fully repaired by Board within 180 days after the date of the damage or destruction; (ii) the Leased Premises cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, radiation, chemical waste or other similar dangers; (iii) the Leased Premises are destroyed or damaged during the last 12 months of the Renewal Term of this Agreement; or (iv) insurance proceeds are not available to the Board to pay for 90% of the cost to fully repair the damaged Leased Premises.
"Fully Repair" shall mean to restore the premises to the condition it was in just prior to the damage or destruction and as may be determined in good faith by the Board and is commercially reasonable.

     If Board or Operator elect to terminate this Agreement, the terminating party shall give the non-terminating party written notice of its election to terminate within 30 days after it has knowledge of such damage or destruction, and this Agreement shall terminate 15 days after the date non-terminating party receives such notice. If neither party elects to terminate the Agreement, Board shall, promptly following the date of such damage or destruction, commence the process of obtaining necessary permits and approvals, and shall commence repair of the Leased Premises as soon as practicable and thereafter prosecute the same diligently to completion, in which event this Agreement will continue in full force and effect. However, during the period of such repair Monthly Rent shall abate prorata to the percentage of the Leased Premises which are useable.

     If this Agreement is terminated, Operator shall be entitled to receive and retain all the insurance proceeds resulting from such damage to Operator's Personal Property. Further in the event of such termination, Board shall be entitled to any insurance proceeds from Board owned policies as well as any insurance proceeds from insurance policies the Operator is required pursuant to the terms of this Agreement to the extent that such insurance proceeds are for damage to the Leased Premises other than Operator's Personal Property.

     8.03 Exclusive Remedy. This Section contains Operator's sole and exclusive remedies in the event of damage or destruction to the Premises and the proper exercise of the election to terminate by the Board according to the terms set forth hereinabove.

     8.04 Release Upon Termination. Upon any termination of this Agreement pursuant to this Section, Operator and Board hereby agree to Release each other from any and all obligations and liabilities with respect to this Agreement except such obligations and liabilities which arise or accrue prior to such termination.

     SECTION 9. GENERAL CONDITIONS
     -----------------------------

     9.01 Amendments and Changes. Any amendments, changes or modifications to this Agreement or any of its Exhibits must be in writing and executed by authorized agents or representatives of Board and Operator.

     9.02  Severability and Governmental Action.	If one or more
clauses, sections, or provisions of this Agreement shall be held to be unlawful, invalid, or unenforceable, or in conflict with an applicable law, regulation or cognizant governmental unit or agency, it is agreed that the remainder of the Agreement shall remain in full force and effect as if such invalid or inconsistent provision was not included. Board and Operator agree to negotiate a change in this Agreement to incorporate the intent of the invalid or inconsistent provision.

     9.03 Waiver. No delay or omission in the exercise of any right or remedy by either party hereunder shall be deemed to waive or render unnecessary such party's consent to or approval of any subsequent act by the other party. Any waiver hereunder must be in writing and shall not be a waiver of any other default concerning the same or any other provision of the Agreement.

     9.04 Force Majeure. Neither party shall be in violation of this Agreement by reason of failure to perform any of its obligations by reason of strikes, boycotts, labor disputes, embargoes, unforeseen shortages of materials, acts of God, acts of public enemy, acts of public authority, substantial non-temporary flight restrictions, extraordinarily unforeseeable weather conditions, riots, rebellion, accidents, sabotage or any other circumstances for which it is not responsible and which are not within its control. Upon the cessation or removal of the act or condition giving rise to the excuse of any obligation under this Agreement, the party so excused from its obligation shall perform as required under this Agreement.

     9.05 Applicable Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and any applicable provisions of the federal laws of the United States and regulations issued thereunder. Venue is agreed to be exclusively in the courts of Archuleta County, Colorado or the U.S. District Court for the District of Colorado.

     9.06 Binding Upon Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

     9.07 Vendors and Suppliers. It is expressly understood and agreed that in providing required and authorized services pursuant to this Agreement, Operator shall have the right to choose, in its sole discretion, its vendors and suppliers.

     9.08 Nothing in this Agreement shall require Operator to pay any fine or forego dispute of any assessment or claim where Operator has a good faith legal defense to such assessment and it is pursuing the defense in the appropriate administrative procedure, hearing, forum or court of law.

     9.09 Public Input and Grievance. The parties both recognize that the Airport and the Services to be provided on the Airport constitute an important part of the economy and public interest of Archuleta County and the surrounding areas of southwestern Colorado. Board therefore has the obligation to monitor all the uses of the Airport, including the Services being provided by the Operator under this Agreement. In the event of public complaints which Board agrees are valid and reoccurring, Board shall send a written notice to Operator detailing the nature of the complaints and the requirement that Operator correct the activity, behavior, etc. giving rise to the Complaints. In the event that such complaints continue, such complaints and/or any operational deficiencies shall be deemed an event of default and shall be subject to the provisions of Section 5.01.

     9.10 Subordination to Agreements and Law. Board and Operator expressly agree and understand that due to the funding and providing of services by governmental entities, Board has entered into certain agreements and accepted the obligations under laws and governmental regulations, ordinances, codes and policies. Any Operator or any other person or entity who provides services on the Airport or conducts operations on the Airport shall be subject to the requirements of these agreements and obligations and the conditions of all written Agreements, Contracts, Permits, etc. shall be subordinate to these obligations. Therefore, Board, as an express or implied covenant of these prior agreements, is required to secure the acknowledgment of Operator that this Agreement and the rights of Operator are subject and subordinate to these prior agreements and the laws and regulations, and any amendments thereto, imposed upon Board because of its entry into these prior agreements. Specifically this Agreement is subject to the following agreements or obligations:

     a. U. S. Law and Regulations. The Airport and its facilities were funded in part by the U.S. government and that this places certain obligations on both Board and Operator under existing law and regulations. Operator, as an Operator of Board is also subject to certain obligations and responsibilities, which Board is required to pass through to the Operator. Therefore, Board and Operator acknowledge that this Agreement and the tenancy created by it are subject and subordinate to the provisions of any agreements heretofore or hereafter made between the Board and the United States relative to the operation or maintenance of the Airport, the execution of which has been required as a condition precedent to the transfer of federal rights or property to Board for Airport purposes, or the expenditure of federal funds for the improvement or development of the Airport, including the expenditure of federal funds for the development of the Airport in accordance with the provisions of the Federal Aviation Act of 1958, as it has been amended from time to time. Board covenants that it has no existing agreements with the United States in conflict with the express provisions hereof.

     b. Bond Enabling Legislation. This Agreement and all rights of Operator hereunder are expressly subordinated and subject to the lien and provisions of any pledge, transfer, hypothecation, or assignment made (at any time) by Board to secure bond financing. This Agreement is subject and subordinate to the terms, covenants and conditions of present and future enabling legislation authorizing the issuance of Bonds by Board.

     c. Required Provisions of Law or Regulations. The parties incorporate herein by this reference all provisions lawfully required to be contained herein by any governmental body or agency.

     d. No Discrimination by Race, Creed or National Origin. Operator, for itself, its personal representatives, successors in interest, and assigns, as part of the consideration hereof, does hereby covenant and agree that:

     1. no person on the grounds of race, color, or national origin shall be excluded from participation, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities; and

     2. that the Operator shall use the premises in compliance with all other requirements imposed pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Nondiscrimination in Federally Assisted Programs of the Department of

Transportation, Effectuation of Title VI of the Civil Rights Act of 1964, and as said regulations may be amended.

     e. No Economic Discrimination. Operator shall furnish its accommodations and/or services on a fair, equal, and not unjustly discriminatory basis to all users thereof, and it shall charge fair, reasonable, and not unjustly discriminatory prices for each unit of service.

     f. No Exclusive Rights. It is understood and agreed that nothing herein contained shall be construed to grant or authorize the granting of an exclusive right within the meaning of Section 308 (a) of the Federal Aviation Act of 1958 (49 U.S.C. 1349).

     g. This Agreement and all the provisions hereof shall be subject to whatever right the United States Government now has, or in the future may have or acquire, affecting the control, operation, regulation, and taking over of said Airport for the exclusive or nonexclusive use of the Airport by the United States during the time of war or national emergency.

     h. Drug-free Workplace. Operator certifies that it will provide a drug-free workplace in compliance with the federal Drug-Free Workplace Act of 1988 as amended.

     9.11 Notices. All notices from Operator to the Board required or permitted by any provisions of this Agreement, shall be directed to the Board of County Commissioners of Archuleta County, Colorado at PO Box 1507, Pagosa Springs, CO 81147, with a copy to the Archuleta County Attorney, Mary Deganhart-Weiss, P.O. Box 129, Pagosa Springs, CO 81147. All notices from Board to the Operator required or permitted by any provisions of this Agreement, shall be directed to Operator's General Counsel at 5308 West Plano Parkway, Plano, TX 75093. Either parry may, at any time or from time to time, designate in writing a substitute address for that above set forth, and thereafter notices shall be directed to such substitute address. Any notice required hereunder shall be in writing and shall be given and be effective upon (1) hand delivery to any party hereto or (2) mailing such notice by first-class U.S. mail, addressed to any party at the address stated herein.

     9.12 Headings. The headings of the several articles and sections of this Agreement are inserted only as a matter of convenience and for reference. The headings in no way define, limit, or describe the scope or intent of any provisions of this Agreement and shall not be construed to affect these provisions or their interpretation or construction.

     9.13 Further Assurances. Each party shall take all actions and execute and deliver all documents necessary to carry out the intentions of this Agreement.

     9.14 Incorporation of Exhibits. Exhibits, and any amendments to the Exhibits as may be agreed from time to time, are specifically made a part of this Agreement.

     9.15  Entire Agreement.	The foregoing, together with the Exhibits to
this Agreement and any other documents incorporated into the Agreement by reference, constitute the entire agreement between the parties and supersedes all other agreements or representations of any nature, whether oral or written made by or between Board and Operator. Board and Operator understand and agree that they are relying only upon the written representations, covenants and promises contained in this Agreement and that they have consulted legal counsel as to the nature and extent of their obligations contained herein.

     9.16 Construction of Agreement. The parties participated jointly in the negotiation of this Agreement and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any parry, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

     9.17	Authority. The undersigned affirm that they have the authority to enter into this Agreement and all necessary approvals from any partners, shareholders, officers, directors, etc. have been obtained.

     9.18 Definitions. The following terms shall have the following meanings in this Agreement:

     a. "Alterations" shall mean any alternations, decorations, additions or improvements made in, on or about the Premises after the Effective Date, including, but not limited to, lighting, HVAC and electrical fixtures, pipes and conduits, partitioning, wall coverings, cabinetry, carpeting and/or other floor covering, ceiling tile, fixtures and carpentry installations.

     b. "HVAC" shall mean the heating, ventilating and air-conditioning system serving the Leased Premises.

     c. "Property" shall mean the entire property and building of which the Leased Premises are a part.

     d. "Tenant's Personal Property" or "Personal Property" shall mean Operator's removable trade fixtures, removable Leasehold improvements, furniture, equipment and other personal property in or upon the Leased Premises.

     IN WITNESS WHEREOF, the Board and Operator, by their duly authorized officers or legal representative, have executed this Agreement as of the day and year stated next to their signature, to evidence their complete understanding and intent to be bound to the terms stated in this Agreement as of the date stated at the beginning of this Agreement.

                                  ENERGY & ENGINE TECHNOLOGY CORPORATION

                                  /s/ Will McAndrew

                                  Willard G. McAndrew, III
                                  Its Chairman and President
                                  Dated 10/15/02


                                  ATTEST:

                                  /s/ Jolie G. Kahn

                                  By: Jolie G. Kahn
                                  Its Secretary

                                  BOARD OF COUNTY COMMISSIONERS
                                  OF ARCHULETA COUNTY, COLORADO

                                  /s/ Wm. M. Downey

                                  Wm. M. Downey, Chairman
                                  Date Oct 15, 2002

Approve as to legal form:

/s/ Mary Deganhart-Weiss

Mary Deganhart-Weiss,
Archuleta County Attorney


                                        EXHIBIT "A"

Subject property is a 150 by 100 (15,000 square feet) aircraft hangar/ airport fixed-based operations building commonly referred to as "Nick's Hangar", that is located, in approximately equal dimensions, on Parcels 1(a) and 2 of the Archuleta County Airport - Stevens Field. Said parcels are lying and being in the Northeast Quarter (NE 1/4) and in the Northwest Quarter (NW 1/4) of Section Sixteen (16), Township Thirty-five (35) North, Range Two (2) West, N.M.P.M. and specifically includes the area described as the "Fuel Farm", being a 70 foot by 125 foot tract of land located on the northwestern boundary of Parcel 1, Tract B, of the Archuleta County Airport, encompassing an area of 8,750 square feet, more or less.

                       AMENDMENT TO FIXED BASE OPERATOR
                       (FBO) AGREEMENT AND HANGAR LEASE

     This AMENDMENT ("Amendment") TO FIXED BASE OPERATOR (FBO) AGREEMENT AND HANGAR LEASE (FBO Agreement"), made and entered into this 31 S` day of October, 2002, by and between the BOARD OF COUNTY COMMISSIONERS OF ARCHULETA COUNTY, COLORADO ("Board") and ENERGY & ENGINE TECHNOLOGY CORPORATION ("Operator" or "EENT"), as follows:

     WHEREAS, Board and EENT previously have entered into the FBO Agreement dated October 16, 2002; and

     WHEREAS, Board has entered into an agreement ("Purchase Agreement") with the current operator of the FBO at Stevens Field in Archuleta County, Colorado for the purchase of certain Business Assets as such term is further defined in such Agreement attached hereto and incorporated herein by this reference as Exhibit "A" ("Business Assets") and EENT is made a third-party beneficiary of such Agreement; and

     WHEREAS, Board and EENT have agreed to certain changes and modifications to the FBO Agreement to provide for the purchase of the Business Assets from the Board and the parties wish to memorialize the terms of such purchase in writing;

     NOW THEREFORE, in consideration of the mutual promises between the parties, and other good and valuable consideration, the receipt and sufficiency of which each hereby acknowledge, the parties agree as follows:

     1. Commencement of Operation. Board has purchased the Business Assets and will operate the FBO beginning November 1, 2002. EENT agrees that as soon as practicable, and no later than December 1, 2002, it will commence operations of the FBO and take possession of the Leased Premises as set forth in the FBO Agreement.

     2. Transfer of Business Assets. Simultaneously with the commencement of its operations under Paragraph 1 above, EENT shall pay to Board in cash, cashier's check or certified funds, the sum of $92,500.00 for the purchase of all of the Business Assets described in Exhibit "A", with the exception of the item denoted as "EPA Approved Tank Farm Containment Area" ("Fuel
Farm") Board shall convey to EENT the remainder of such Business Assets by a Special Warranty Bill of Sale. Additionally, on or before December 1,
2002, or such other time and day as the parties may agree, representatives of Board and Operator shall conduct an inventory of consumable items, inventory, equipment, etc. Operator shall purchase from Board all unopened inventory of food and supplies based upon a physical count of such inventory and supplies taken on November 30, 2002. The value of such inventory and supplies shall be based upon the invoice prices of the same and the Operator shall pay to Board at closing an amount equal to the value of such inventory and supplies. Likewise, Operator shall purchase the fuel remaining in the fuel tanks and the fuel trucks and payment for the fuel shall be made to Board.

     3. Lease of Fuel Farm. Board agrees that it shall lease to EENT, for the term of the FBO Agreement, the use and occupancy of the Fuel Farm, subject to the terms and conditions of such use as may be set forth in the FBO Agreement, at a rental rate of $1.00 per year.

     4. Liquidated Damages. Board and Operator recognize that time is of the essence of this agreement and that Board will suffer financial loss and inconvenience if EENT fails to purchase the Business Assets and take possession of the Leased Premises and begin operation of the FBO on or before December 1, 2002. The parties also recognize the delays, expense and difficulties involved in proving, in a legal or arbitration proceeding, the actual loss suffered by the Board if EENT fails to purchase the Business Assets and take possession of the Leased Premises and begin operation of the FBO on or before December 1, 2002. Accordingly, assuming all of the Business Assets are in the same condition as when purchased by the Board (normal wear and tear excepted) from Flite Crafton Aviation; Flite Crafton Aviation and John Crafton have executed and delivered to EENT the previously agreed to Release, Covenant not to Sue and Indemnification Agreement; all assets included in Exhibit "A" (with the exception of the Fuel Farm) are available for sale to Operator; neither Board nor a third party has taken any action to prevent Operator from assuming operation of the FBO upon the terms and conditions set forth in the FBO Agreement; and the Board has removed Flite Crafton Aviation and John Crafton and all of their personal property from Nick's Hangar and neither Flite Crafton Aviation nor John Crafton is then operating an FBO at Stevens Field in Archuleta County, then Board and Operator agree that as liquidated damages, and not as a penalty, for EENT's failure to purchase the Business Assets and take possession of the Leased Premises and begin operation of the FBO on or before December 1, 2002, EENT shall pay to Board the sum of $92,500.00, provided, however, that immediately upon payment of such sum, EENT shall be deemed to have purchased the Business Assets (except the Fuel Farm) and shall have all rights under the FBO Agreement. Notwithstanding the foregoing, in the case that EENT does not close on the purchase by December 1, 2002, and the Board is able to sell the assets to a third party or elects to run the FBO itself, the extent of liquidated damages shall be decreased by the greater of (i) the sale price of such Business Assets or (ii) the fair market value thereof.

     5. Employees. On the date that EENT takes over operations of the FBO, EENT agrees that it shall hire the then current employees of the FBO, should such employees desire to be so hired, provided, however, that EENT has not discovered any issues or circumstances that would make any of such employees unsuitable for such employment and provided that such employees are amenable to employment with EENT upon terms and conditions acceptable to EENT.

     6. Continuity of Business. Board agrees that at the time of Closing the business shall be operational and shall have sufficient inventory and supplies so that Operator may continue the business in the same fashion as the Board. Board likewise agrees that from the date of execution of this Agreement to the date of closing, no organizational or operational changes will be made to the Business, including, but not limited to the following:

          A. Board shall not fire employees without Operator's prior written approval;

          B. Board will use its best efforts to continue its normal relationships with all vendors and suppliers and shall not terminate any such relationships;

          C. Board shall not liquidate any Business Assets, share any trade secrets, or take any action that would be detrimental to the ongoing conduct of the Business;

          D. Board shall not make any extraordinary purchases or commitments without the prior written approval of the Operator;

          E.  Board will maintain normal hours of operation.

     7. Board's Covenants. Board covenants that from the date of this Agreement until the closing:

          A. Access to Information. Operator and its counsel, accountants, and other representatives shall have full access during normal business hours to all properties, books, and records relating to the operation of the business. Board shall furnish to Operator and its representatives all data and information concerning the operation of the business that may reasonably be requested.

          B. Business Relationships. Board shall use its best efforts to preserve its present relationships with suppliers, customers, and others having relationships with the Business.

          C. Inventory. On November 30, 2002, or such other time and day as the parties may agree, Board and Operator shall conduct an inventory of consumable items, inventory, equipment, etc. Operator shall purchase from Board all unopened inventory of food and supplies based upon a physical count of such inventory and supplies taken on November 30, 2002. The value of such inventory and supplies shall be based upon the invoice prices of the same (or the price which Board paid for such items as part of the terms of the Purchase Agreement) and the Operator shall pay to Board at closing an amount equal to the value of such inventory and supplies. Operator shall purchase the fuel remaining in the fuel tanks and the fuel trucks and payment for the fuel shall be made to Board.

          D. Accounts Payable. At the time of closing, all accounts which are the obligation of the Board shall be paid in full.

     8. Closing. The consummation of the sale of the Business Assets by Boardshall constitute the closing. Unless otherwise agreed in writing by the parties, the closing shall take place on December 1, 2002, at High Country Title, Inc., or at such other place and time as may be agreed by the parties. The costs of the closing shall be split equally between the parties.

     9.  Transaction. At the Closing:

          A. For the Business Assets, Board shall execute and deliver to Operator such instruments of assignment, transfer, sale or authorization appropriate and necessary to vest in Operator, its successors and assigns, all of Board's right, title and interest in and to the Business Assets, including, without limitation. a Bill of Sale, including those items listed on the attached Exhibit "A", and including all warranties associated with the Business Assets. Board shall be entitled to all receipts and revenues generated by the Business through 5:00 p.m. on November 30, 2002. Additionally, Board shall assign to Operator such interest in the Purchase Agreement as will protect Operator and ensure that Operator has the benefit of all of the warranties and representations made in such Purchase Agreement.

          B. Operator shall pay to Board the sums as set forth in Paragraph 2 above, less adjustments to the Purchase Price for any required pro rations, as described herein.

          C. Each party, at any time before or after the closing date, shall execute, acknowledge, and deliver any further documents, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by the other and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Operator for the purpose of transferring to Operator, or reducing to possession, any property to be transferred by this Agreement.

     10. Prorations. Water, sewer and any other continuing obligations shall be prorated to the date of closing.

     11. Payment of Encumbrances. Any encumbrance or tax required to be paid by Board shall be paid at or before closing from the proceeds of this transaction or from any other source.

     12. Condition of and Damage to Business Assets. The Business Assets shall be conveyed to Operator in the condition they were in at the time of execution of this Agreement, ordinary wear and tear excepted. In the event the Business Assets shall be damaged by fire or other casualty prior to the time of closing, which damage represents, in Operator's opinion, an amount of not more than ten percent (10%) of the purchase price set forth herein, Board shall be obligated to repair the same, if practicable, before Closing, or Operator may withhold from the Purchase Price the reasonable cost of such repairs and make such repairs itself. In the event such damage is not repaired within said time or if the damages exceed ten percent (10%) of the purchase price set forth herein, this Agreement may be terminated at the option of Operator. Should Operator elect to carry out this Agreement despite such damage, Operator shall then be entitled to credit for all the insurance proceeds resulting from such damage to the Business Assets, not exceeding, however, the total purchase price.

     13. Modification and Waiver. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     14. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15. Assignment. This Agreement shall be binding on, and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

     16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and any applicable provisions of the federal laws of the United States and regulations issued thereunder. Venue is agreed to be exclusively in the courts of Archuleta County, Colorado or the U.S. District Court for the District of Colorado.

     17. Continuing Obligations. Any terms or conditions contained in this Agreement, not intended to be completed at or before closing, shall not merge in the closing documents and shall specifically survive closing.

     18. Attorney Fees. The prevailing party in any action to interpret the terms of this Agreement or to enforce any of the rights, obligations or conditions of this Agreement shall collect all reasonable costs and expenses incurred in such action, including, but not limited to, reasonable attorney's fees.

     19. Amendments. Amendment, changes or modifications to this Agreement or any of its Exhibits must be in writing and executed by authorized agents or representatives of the parties hereto.

     20. Severability and Governmental Action. If one or more clauses, sections, or provisions of this Agreement shall be held to be unlawful, invalid, or unenforceable, or in conflict with an applicable law, regulation or cognizant governmental unit or agency, it is agreed that the remainder of the Agreement shall remain in full force and effect as if such invalid or inconsistent provision was not included. Operator and Board agree to negotiate a change in this Agreement to incorporate the intent of the invalid or inconsistent provision.

     21. Entire Agreement. The foregoing, together with the Exhibits to this Agreement and any other documents incorporated into the Agreement by reference, constitute the entire Agreement between the parties and supersedes all other agreements or representations of any nature, whether oral or written made by or between Board or Operator. The parties understand and agree that they are relying only upon the written representations, covenants and promises contained in this Agreement and that they have consulted legal counsel as to the nature and extent of their obligations contained herein.

     22. Construction of Agreement. The parties participated jointly in the negotiation of this Agreement and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

     23. Board's Tender of Possession of Nick's Hangar. Effective as of 5:00 p.m. on November 30, 2002, or before such date upon mutual agreement of the parties, Board shall cease doing business as the FBO and Board shall cease to sell any of the inventory or fuel. Board shall tender possession of the property known as "Nick's Hangar" to Operator at the time of Closing.

     IN WITNESS WHEREOF, the Board and Operator, by their duly authorized officers or legal representative, have executed this Agreement as of the day and year stated next to their signature, to evidence their complete understanding and intent to be bound to the terms stated in this Agreement as of the date stated at the beginning of this Agreement.

ENERGY & ENGINE TECHNOLOGY CORPORATION
By /s/ Willard G. McAndrew, III
Willard G. McAndrew, III
Its Chairman and President
Dated 11/6/02


ATTEST:

/s/ Jolie G. Kahn
Jolie G. Kahn
Its Secretary

BOARD OF COUNTY COMMISSIONERS
OF ARCHULETA COUNTY, COLORADO

/s/ Wm. M. Downey, Chariman
Wm. M. Downey, Chairman
Date Nov 5, 2002

                            SECOND AMENDMENT

                       TO FIXED BASE OPERATOR (FBO)

                        AGREEMENT AND HANGAR LEASE

     This SECOND AMENDMENT ("Second Amendment'") TO FIXED BASE OPERATOR (FBO) AGREEMENT AND HANGAR LEASE ("FBO Agreement"), made and entered into this 5th day of December, 2002, by and between the BOARD OF COUNTY COMMISSIONERS OF ARCHULETA COUNTY, COLORADO ("Board") and ENERGY & ENGINE TECHNOLOGY CORPORATION ("Operator". or "EENT"), as follows:

     WHEREAS, Board and EENT previously have entered into the FBO Agreement dated October 16, 2002, as amended by the Amendment to Fixed Base Operator
(FBO) Agreement ("Amendment") and Hanger Lease DATED OCTOBER 31, 2002; and

     WHEREAS, Board purchased the Business Assets of the FBO at Stevens Field in Archuleta County, Colorado on November 1, 2002; and

     WHEREAS, Board and EENT entered into an agreement for the purchase of the Business Assets from the Board by EENT, as more fully set forth in the Amendment; and

     WHEREAS, certain dates for closing and an inventory set forth in the Amendment have changed and the parties wish to memorialize such changes by this writing:

     NOW THEREFORE, in consideration of the mutual promises between the parties, and other good and valuable consideration, the receipt and sufficiency of which each hereby acknowledge, the parties agree as follows:

     1. The date for EENT to commence operations of the FBO and take possession of the Leased Premises (as such term is defined in the FBO Agreement) shall be changed to December 5, 2002.

     2. The date for the inventory of the Business Assets and inventory of consumable items, shall be changed to December 4, 2002.

     3. The date for closing and payment of the purchase price shall be changed to December 5, 2002.

     4. Board shall be entitled to all receipts and revenues generated by the Business through 5:00 p.m. on December 4, 2002.

     5. The date for tender of possession of Nick's Hangar as set forth in Paragraph 23 of the Amendment shall be changed to December 5, 2002.

     6. The parties agree that the Operator shall be changed from EENT to Wind Dancer Aviation Services, Inc., a subsidiary of Energy & Engine Technology Corporation.

Board of County Commissioners of
Archuleta County, Colorado

/s/ Tim Smith

By: Tim Smith
Manager, Archuleta County Airport

ENERGY & ENGINE TECHNOLOGY CORPORATION

/s/ Jolie G. Kahn

By: Jolie G. Kahn
Its:  General Counsel